Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

2009 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

•  Total Annual Revenues of $369.8 Million

•  Annual Basic and Diluted Net Income per Share of $0.37 and $0.35, Respectively

•  Annual Earnings Before Non-Cash Charges of $2.80 per Basic Share, or $2.66 per Diluted Share

Silver Spring, MD, February 16, 2010: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the fourth quarter and year ended December 31, 2009.

“We are pleased that our revenues for 2009 grew in excess of 30% for the eighth consecutive year to $370 million,” remarked Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Along with the continued positive trend relative to Remodulin, we are also excited about the potential to reach even more pulmonary hypertension patients in 2010 with Tyvaso and Adcirca.”

Total revenues for the three months ended December 31, 2009, were $108.9 million, up from $75.9 million for the three months ended December 31, 2008.  Net loss for the three months ended December 31, 2009, was $3.3 million or $0.06 per basic share, compared to a net loss of $82.1 million or $1.73 per basic share for the three months ended December 31, 2008. For the year ended December 31, 2009, we had net income of $19.5 million, or $0.37 per basic share and $0.35 per diluted share, as compared to a net loss of $49.3 million, or $1.08 per basic and diluted share, for the year ended December 31, 2008.  Research and development expense for the three months and year ended December 31, 2008, included a $150.0 million charge related to a one-time, upfront payment to Eli Lilly and Company (Lilly) pursuant to agreements for the license, manufacture and supply of Adcirca (tadalafil) tablets for pulmonary hypertension.

Earnings before non-cash charges, a non-GAAP financial measure, defined as net (loss) income before income taxes, non-cash interest, license fee expenses, depreciation, amortization, impairment charges and share-based compensation (stock option and share tracking award expense), for the three months ended December 31, 2009, was $36.2 million or $0.67 per basic share, compared to $25.1 million or $0.53 per basic share for the three months ended December 31, 2008. All share and per share amounts appearing in this press release reflect the two-for-one split of our common stock, which occurred during the quarter ended September 30, 2009.

Results for the three months and year ended December 31, 2008, have been adjusted for the retrospective adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification™ 470-20, Debt with Conversion Options and Other Options (formerly FASB Staff Position No. APB 14-1) (FASB ASC 470-20), which became effective January 1, 2009.

Results

Revenues. Revenues for the year ended December 31, 2009, increased by 31% over those for the year ended December 31, 2008, from $281.5 million to $369.8 million. The growth in revenues experienced during 2009 resulted in large part from the increase in the number of patients prescribed Remodulin (treprostinil) Injection and the commercial launches of our inhaled prostacyclin, Tyvaso (treprostinil) Inhalation Solution, and our oral phosphodiesterase type 5 inhibitor, Adcirca. Gross margins from sales were $323.3 million and $249.2 million, or 88% and 89%, for the years ended December 31, 2009 and 2008, respectively.

The table below summarizes the components of revenues (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Revenues:
Remodulin	$86,415	$73,137	$331,579	$269,718
Tyvaso	15,155	—	20,268	—
Adcirca	4,275	—	5,789	—
Telemedicine products and services	2,795	2,370	10,968	9,485
Other products	283	355	1,244	2,294
Total revenues	$108,923	$75,862	$369,848	$281,497

Operating Expenses. Our operating expenses principally consist of research and development, selling, general and administrative, and costs of service and product sales.

The table below summarizes research and development expense by major project and non-project components (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Project and non-project:
Cardiovascular	$22,906	$20,890	$61,575	$60,549
License fees	—	150,000	—	150,000
Cancer	793	687	3,093	2,771
Infectious disease	1,126	725	4,106	1,556
Share-based compensation	11,129	4,918	36,294	16,200
Other	5,078	2,531	17,120	8,105
Total research and development expense	$41,032	$179,751	$122,188	$239,181

Cardiovascular license fees—Adcirca.  Cardiovascular license fees for the year ended December 31, 2008, reflected the one-time, upfront payment to Lilly of $150.0 million associated with the licensing and commercialization of Adcirca, which we expensed during the quarter ended December 31, 2008. There were no comparable transactions during the year ended December 31, 2009.

Share-based compensation.  The increase in share-based compensation expense for both the three months and year ended December 31, 2009, over that for the same periods in 2008, was primarily due to: (i) the increase in the fair value of awards granted under the United Therapeutics Share Tracking Awards Plan (STAP) as a result of the increase in the price of our common stock; (ii) an increase in the number of outstanding STAP awards; and (iii) the number of STAP awards vested and the time that unvested STAP awards had accrued toward vesting as of December 31, 2009.

Other.  The increase in other research and development expenses of approximately $2.5 million and $9.0 million during the quarter and year ended December 31, 2009, respectively, as compared to the same periods in 2008, corresponded mainly to an increase in expenditures related our investigational projects, including those within our monoclonal antibody and glycobiology antiviral agent therapeutic platforms, and an increase in personnel and overhead costs related to supporting  our research and development.  Research and development expenses for our individual disclosed platforms includes only direct labor and out-of-pocket expenses, and excludes overhead and indirect personnel costs.

The table below summarizes selling, general and administrative expense by major categories (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008

Category
General and administrative	$28,894	$13,171	$68,606	$41,284
Sales and marketing	11,860	8,778	43,593	32,899
Share-based compensation	15,823	(84)	64,139	20,123
Total selling, general and administrative expense	$56,577	$21,865	$176,338	$94,306

General and administrative.  During the three months and year ended December 31, 2009, general and administrative expense increased $15.7 million and $27.3 million, respectively, over the three months and year ended December 31, 2008, for the following reasons:

•                  An impairment charge of $4.2 million recognized during the three months ended

December 31, 2009, on three of our Silver Spring, Maryland, properties that housed employees prior to relocating to our newly-completed combination office and laboratory building in Silver Spring.  The old buildings are scheduled to be razed in 2010 in connection with commencement of construction on the last phase of our Silver Spring campus;

•                  Increases in professional fees of approximately $1.2 million and $4.2 million, for the three months and year ended December 31, 2009, respectively, related to ongoing litigation, reviewing potential acquisitions, entering new license agreements, and other matters;

•                  $3.7 million of expenses during the three months ended December 31, 2009, for validation work to manufacture Remodulin on different equipment; and

•                  An increase in general operating expenses of $3.4 million and $13.7 million for the three months and year ended December 31, 2009, respectively, primarily resulting from the overall growth of the company this year.

Sales and marketing.  The increases in sales and marketing expenses for both the quarter and year ended December 31, 2009, were primarily related to increased expenses for the commercialization of our two new products, Tyvaso and Adcirca.

Share-based compensation.  For the quarter ended December 31, 2009, share-based compensation increased by $15.9 million over the same period in 2008 for two reasons.  First, during the quarter ended December 31, 2008, we reversed approximately $6.4 million in estimated compensation expense that had been accrued through September 30, 2008, for a potential year-end stock option grant to our Chief Executive Officer, which is based on a formula in her employment agreement.  Our Chief Executive Officer did not receive a stock option grant for the year ended December 31, 2008.  By contrast, our Chief Executive Officer did receive a year-end stock option grant at the end of 2009 in accordance with the formula in her employment agreement, and we recognized approximately $1.5 million in share-based compensation expense related to this option grant for the quarter ended December 31, 2009.  The total share-based compensation recognized during 2009 related to the year-end stock option grant to our Chief Executive Officer was $14.5 million.  Second, the remainder of the increase in share-based compensation expense for both the three months and year ended December 31, 2009, resulted from the following: (i) the increase in the fair value of awards granted under the STAP as a result of the increase in the price of our common stock; (ii) an increase in the number of outstanding STAP awards; and (iii) the number of STAP awards vested and the time that unvested STAP awards had accrued toward vesting as of December 31, 2009.

Income Tax Benefit. As a result of the net losses we incurred before income taxes, we recognized income tax benefits of $1.4 million and $53.1 million, respectively, for the three months ended December 31, 2009 and 2008. For the year ended December 31, 2009, we recognized income tax benefits of approximately $695,000 from the business tax credits we generate from our orphan drug-related research and development activities.

Earnings Before Non-Cash Charges

A reconciliation of net (loss) income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Year Ended December 31,						Three Months Ended December 31,
	2009	2008 (1) As adjusted		2007 (1) As adjusted		2006 (1) As adjusted	2009	2008 (1) As adjusted

Net (loss) income, as reported	$19,462	$(49,327)		$12,353		$72,596	$(3,330)	$(82,070)
Add (subtract) non-cash charges:
Amortization of debt discount and issue costs	12,875	11,439		14,281		2,417	3,659	2,530
Income tax benefit, net of taxes paid	(695)	(34,394)		(9,431)		(34,927)	(1,403)	(53,146)
License fee	—	150,000	(2)	11,013	(3)	—	—	150,000
Depreciation and amortization	11,394	4,955		3,427		2,713	4,721	1,810
Impairments	5,457	1,605		3,582		2,024	5,058	1,100
Share-based compensation	100,810	36,393		48,766		23,513	27,502	4,852
Earnings before non-cash charges	$149,303	$120,671		$83,991		$68,336	$36,207	$25,076

Earnings before non-cash charges per share:
Basic(4)	$2.80	$2.63		$1.98		$1.48	$0.67	$0.53
Diluted(5)	$2.66	$2.42		$1.87		$1.42	$0.62	$0.51

(1)  Adjusted for the retrospective adoption of FASB ASC 470-20.

(2) During the three months ended December 31, 2008, we made a one-time payment of $150.0 million to Lilly related to our license and manufacturing and supply agreements. We also issued approximately 3.2 million shares of our common stock to Lilly for $150.0 million under a related stock purchase agreement. Since there was no net impact on our cash flows associated with these transactions, we have presented the related up-front payment as an adjustment to net loss.

(3) During the year ended December 31, 2007, we issued 400,000 shares of our common stock to Toray Industries, Inc. The fair value of the shares issued was expensed as research and development.

(4) Calculated by dividing earnings before non-cash charges presented above by the weighted average number of shares outstanding for the period.

(5) Calculated by dividing earnings before non-cash charges presented above by the weighted average number of shares outstanding for the period adjusted for potentially dilutive securities. For the quarter and year ended December 31, 2009, approximately 57.9 million shares and 56.1 million shares, respectively, were used to calculate diluted earnings before non-cash charges. For the quarter and year ended December 31, 2008, approximately 49.3 million shares and 49.9 million shares, respectively, were used to calculate diluted earnings before non-cash charges.

Conference Call

We will host a half-hour teleconference on Tuesday, February 16, 2010, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 888-695-0608, with international callers dialing 719-325-2204. A rebroadcast of the teleconference will be available for one week by dialing 888-203-1112, with international callers dialing 719-457-0820 and using access code 5260604.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before taxes and non-cash charges, a non-GAAP financial measure: (a) as measurements of operating performance because it assists us in comparing our operating performance on a consistent basis by excluding the impact of expenses not directly resulting from our core operations; (b) for planning purposes, including the preparation of our internal annual operating budget; (c) to allocate resources to enhance the financial performance of our business; (d) to evaluate the effectiveness of our operational strategies; and (e) to evaluate our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure enhances investors’ understanding of our performance by excluding certain expenses that may not be indicative of our core operating measures. In addition, because we have historically reported earnings before non-cash charges to investors, we believe the inclusion of this non-GAAP financial measure provides consistency in our financial reporting. The presentation of this non-GAAP financial measure is not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of earnings before non-cash charges to net income, the most directly comparable GAAP financial measure, can be found in the table above under EARNINGS BEFORE NON-CASH CHARGES.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations and intentions related to financial performance and results, including annual revenue growth and our expectations about continued growth of Remodulin and Tyvaso and Adcirca’s potential to reach more patients. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 16, 2010, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		For the Years Ended December 31,
	2009	2008	2009	2008
		As Adjusted (1)		As Adjusted (1)
Revenues:
Net product sales	$105,945	$73,206	$357,870	$270,005
Service sales	2,697	2,314	10,751	9,258
License fees	281	342	1,227	2,234
Total revenues	108,923	75,862	369,848	281,497
Operating expenses:
Research and development	41,032	179,751	122,188	239,181
Selling, general and administrative	56,577	21,865	176,338	94,306
Cost of product sales	12,233	7,267	40,890	26,957
Cost of service sales	1,263	839	4,431	3,109
Total operating expenses	111,105	209,722	343,847	363,553
(Loss) income from operations	(2,182)	(133,860)	26,001	(82,056)
Other income (expense):
Interest income	1,005	2,302	5,146	11,025
Interest expense	(3,659)	(2,530)	(12,875)	(11,439)
Equity loss in affiliate	(42)	(71)	(141)	(226)
Other, net	145	(1,057)	636	(1,025)
Total other (expense) income, net	(2,551)	(1,356)	(7,234)	(1,665)
(Loss) income before income tax benefit	(4,733)	(135,216)	18,767	(83,721)
Income tax benefit	1,403	53,146	695	34,394
Net (loss) income	$(3,330)	$(82,070)	$19,462	$(49,327)
Net (loss) income per common share: (2)
Basic	$(0.06)	$(1.73)	$0.37	$(1.08)
Diluted	$(0.06)	$(1.73)	$0.35	$(1.08)
Weighted average number of common shares outstanding: (2)
Basic	53,926	47,454	53,314	45,802
Diluted	53,926	47,454	56,133	45,802

(1)          Adjusted for the retrospective adoption of FASB ASC 470-20.

(2)          All share and per share data have been adjusted from previously reported amounts to reflect the two-for-one stock split effected September 22, 2009.

SELECTED CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,
	2009	2008 (1)
Cash, cash equivalents and marketable securities (excluding restricted amounts of $39,976 and $45,755, respectively)	$378,120	$336,318
Total assets	1,051,544	874,534
Total liabilities and common stock subject to repurchase	398,535	319,200
Total stockholders’ equity	653,009	555,334

(1)          Adjusted for the retrospective adoption of FASB ASC 470-20.